EXHIBIT 10.1

AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of March 3, 2006 is entered into by and between Merisel, Inc,. a Delaware corporation (the “Company”) and Donald R. Uzzi (the “Executive”).

BACKGROUND

The Company and the Executive entered into that certain employment agreement dated as of November 22, 2004 (the “Employment Agreement”). The parties to the Employment Agreement now desire to amend the Employment Agreement, as permitted in Section 17 of the Employment Agreement, as set forth in this Amendment. Capitalized terms used but not defined in this Amendment have the meaning given such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

1.  The first sentence of Section 1(a) is amended to read in its entirety as follows:

The Executive shall serve as Chairman, President and Chief Executive Officer of the Company.

2.  The first sentence of Section 1(c) is amended as follows:

The first sentence shall read: “The Executive’s principal place of employment shall be at the Company’s current location, 127 W. 30th Street, New York, New York, 10001 (the “Current Location”).

The second sentence of Section 1(c) is deleted in its entirety.

3.  A new sentence is added to Section 2 to read as follows:

“The period from the Effective Date until November 22, 2007 is hereinafter referred to as the “Initial Term.”

4.  The first sentence of Section 3(a) is amended in its entirety to read as follows:

“The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $400,000 per year.”

5.  The last sentence of Section 3(b) is deleted in its entirety.

6.  A new last sentence is added to Section 3(c) to read as follows:

“Any Annual Bonus shall be paid in the calendar year following the year in which such Annual Bonus is earned upon receipt of Audit Committee approval of financial statements for the prior year.”

7.  The second to the last sentence of the first paragraph of Section 4(b) is amended in its entirety and a new sentence shall be added immediately after such sentence, to read as follows:

“All unvested Effective Date Stock Options shall immediately terminate, and all unvested Restricted Stock shall be immediately forfeited. All vested Effective Date Stock Options and vested Restricted Stock shall be immediately forfeited only if termination for Cause occurs prior to the end of the Initial Term.

8.  A new proviso shall be added to the third sentence of Section 4(c) to read as follows:

“; provided further that a pro rata portion (determined based on a fraction, the numerator of which is the number of days from the most recent anniversary of the Effective Date to the date of such termination and the denominator of which is 365 days) of (x) the unvested Effective Date Stock Options in each Option Tranche and (y) the shares of Effective Date Restricted Stock that were scheduled to have vested on the anniversary of the Effective Date next following the date of termination shall become immediately vested.

9.  Section 4(e)(ii) is amended in its entirety to read as follows:

“(ii) a lump sum payment equal to his Base Salary for a period commencing on the date of termination and ending on the twenty-four month anniversary of the date of termination.”

10.  Section 4(f)(ii) is amended in its entirety to read as follows:

“(ii) a lump sum payment equal to his Base Salary for a period commencing on the date of termination and ending on the twenty-four month anniversary of the date of termination.”

11.  A new Section 4(h) shall be added to the Agreement as follows:

“Notwithstanding any contrary provision of Section 4, in the event Executive is due any payment in respect of bonus payments, such payments shall be made in a lump sum payment. Subject to Section 24, all payments shall be made within 30 days after the date of termination of employment.

12.  A new Section 23 shall be added as follows:

“Section 23. Indemnification. The Company shall indemnify the Executive in accordance with the provisions of a separate indemnity agreement entered into between the Company and the Executive.”

13.  A new Section 24 shall be added as follows:

“Section 24. Compliance With Section 409A; Deferral of Certain Payments. Notwithstanding anything herein to the contrary, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In particular, and without limiting the generality of the foregoing:

(a) If any action taken hereunder in connection with any stock right, including the vesting, extension or renewal of the stock right, would result in the stock right becoming subject to the provisions of Section 409A of the Code, such action shall not be taken or shall be taken only to the extent that it will not result in the stock right becoming subject to Section 409A; and

(b) If the Executive, at the time of his “separation from service” from the Company, is a “specified employee,” then to the extent any payment under this Agreement upon the Executive’s termination of employment is subject to Section 409A of the Code, no such payment shall be made for six (6) months following the Executive’s “separation from service.” The terms “separation from service” and “specified employee” shall have the meanings set forth under Section 409A of the Code and the regulations and rulings issued thereunder.”

14.  Except as affected by this Amendment, the Agreement is unchanged and continues in full force and effect. All references to the Agreement shall refer to the Agreement as amended by this Amendment. This Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.

15.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

16.  This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Delaware (without giving effect to any choice or conflict of law provision).

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed pursuant to the authority of its Board, and the Executive has executed this Amendment, as of the day and year first written above.

MERISEL, INC.

By:	/s/ Allyson Vanderford
Allyson Vanderford
Title: Chief Financial Officer

EXECUTIVE

By:	/s/ Donald R. Uzzi
Donald R. Uzzi